Exhibit 99.1

Media Contact:	Investor Relations:
Chris Arnold	Mark Alexee
303.222.5912	303.605.1042
Carnold@Chipotle.com	Malexee@Chipotle.com

CHIPOTLE BEGINS SEARCH FOR NEW CEO

Current Chairman, CEO and Founder Steve Ells to Become Executive Chairman

with Primary Focus on Innovation Upon Completion of Search

Denver -- November 29, 2017 -- Chipotle Mexican Grill (NYSE: CMG) today announced that Steve Ells, chairman and CEO – and the founder of the company in 1993 – will become executive chairman following the completion of a search to identify a new CEO. The Board has formed a search committee comprised of Directors Robin Hickenlooper and Ali Namvar, as well as Ells, to identify a new leader with demonstrated turnaround expertise to help address the challenges facing the company, improve execution, build customer trust, and drive sales.

“I am incredibly proud of Chipotle and our people – and grateful to our loyal customers – and while we are continuing to make progress, it is clear that we need to move faster to make improvements,” said Ells. “Simply put, we need to execute better to ensure our future success. The Board and I are committed to bringing in an experienced leader with a passion for driving excellence across every aspect of our business, including the customer experience, operations, marketing, technology, food safety, and training.”

Added Ells, “Bringing in a new CEO is the right thing to do for all our stakeholders. It will allow me to focus on my strengths, which include bringing innovation to the way we source and prepare our food. It will ultimately improve our ability to provide our guests with delicious food that is prepared with high quality ingredients that are raised responsibly and served in a way that is accessible to everyone. I am confident that this will allow us to deliver value for our shareholders, and provide rewarding opportunities for our employees. Chipotle has vast unrealized potential. As we work hard to restore our brand, I believe we can capitalize on opportunities, including in areas such as the digital experience, menu innovation, delivery, catering, and domestic and international expansion, to deliver significant growth.”

Chipotle lead independent director Neil W. Flanzraich said, “Steve is a visionary leader and one of the most successful restauranteurs in history, having grown Chipotle from a single restaurant in Colorado to more than 2,350 restaurants today. Steve made the decision, and the Board agreed, that now is the right time to identify a new CEO who can reinvigorate the brand and help the company achieve its potential. We are committed to recruiting a world-class CEO for this incredible opportunity.”

The Board has retained the services of leading executive recruitment firm Spencer Stuart to assist in the search for a new CEO.

ABOUT CHIPOTLE

Steve Ells, founder, chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and

Media Contact:	Investor Relations:
Chris Arnold	Mark Alexee
303.222.5912	303.605.1042
Carnold@Chipotle.com	Malexee@Chipotle.com

served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, land, and people who produce them. Chipotle prepares its food using without the use of added colors, flavors or preservatives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and now operates more than 2,350 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the CEO search, future plans for Chipotle, and expressions of confidence in Chipotle’s future, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “continue”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: risks associated with management transitions, including potential difficulties in implementing new strategies and tactics developed by a new leadership team, and possible disruptions in the event of further changes in the management team; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of food-borne illness incidents, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and our ability to identify, hire and train qualified employees to operate restaurants to our high standards; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks regarding our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.chipotle.com.